EXHIBIT 11
                               AGEMARK CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                    JUNE 30,                     JUNE 30,
                                                            ------------------------     ------------------------
                                                               1999          1998           1999          1998
                                                            ----------    ----------     ----------    ----------
Weighted average common shares actually outstanding          1,000,000           200      1,000,000           200

Stock options issued
January 1, 1999 at $1.10 per share                             166,666            --        166,666            --
January 1, 1999 at $1.00 per share                              43,750            --         43,750            --
                                                            ----------                   ----------
Total shares subject to options                                210,416            --        210,416            --

Total assumed proceeds of exercise                         $   227,083   $        --    $   227,083   $        --

Number of shares assumed purchased at 5.97/share (1)            38,037            --         38,037            --

Net shares assumed issued at January 1, 1999                   172,379            --        172,379            --

Stock options issued April 1, 1999 at $1.00 per share           18,748                       18,748

Total shares subject to options                                 18,748                       18,748

Total assumed proceeds of exercise                         $    18,748                  $    18,748

Number of shares assumed purchased at 5.97/share(1)              3,140                        3,140

Net shares assumed issued at April 1, 1999                      15,608                       15,608

Weighted average common shares assumed outstanding for       1,187,986           200       1,120,122          200
   period


____________________

(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.

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